EXHIBIT 15

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Acknowledgement of the use of a report on unaudited interim financial information.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Cheetah Consulting, Inc. for the period ending June 30, 2007, and have issued our report thereon dated December 18, 2007.  With respect to the Registration Statement on Form SB-2 of Cheetah Consulting, Inc., we acknowledge our awareness of the use therein of said report. As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

December 18, 2007